COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC.
 PURCHASES $17 MILLION PRINCIPAL AMOUNT OF ITS DEBENTURES,
RENEWS PREFERRED SHARE PURCHASE RIGHTS, AND
AMENDS EXISTING RIGHTS PLAN

Oklahoma City, Oklahoma – December 5, 2008 - LSB Industries, Inc. (“LSB” or the “Company”), (NYSE-LXU), announces that, since November 10, 2008, the Company has purchased a total of $17 million aggregate principal amount of its 5.5% Convertible Senior Subordinated Debentures due 2012 (the “Debentures”) for the purchase price of $11.6 million, plus accrued interest. These purchases were funded from the Company’s working capital.  Gain on these purchases will be recognized in 2008.  As a result of these purchases by the Company, $43 million aggregate principal amount of the Debentures remains outstanding.

The Company has also adopted a Renewed Preferred Share Purchase Rights Plan to replace LSB’s 1999 preferred share rights plan expiring on January 5, 2009.  The new rights plan shall become effective upon the expiration of the existing rights plan.  As part of the new rights plan, the Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of LSB Common Stock to stockholders of record on January 5, 2009, which is the expiration date under LSB’s existing Preferred Share Rights Agreement.  The Rights are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender abusive tactics to gain control of the Company.

Under the new rights plan, the Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of LSB's Common Stock or announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock (with certain exceptions, including acquisitions by Jack E. Golsen, Chairman of the Board and President of LSB, and certain members of his family).  Each Right under the new rights plan (other than the Rights owned by such acquiring person or members of such group) will entitle shareholders to buy one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $47.75.  Each one one-hundredth of a share of such new preferred stock purchasable upon exercise of a Right has economic terms designed to approximate the value of one share of Common Stock.

If LSB is acquired in a merger or other business combination transaction, each Right under the new rights plan will entitle its holder (other than Rights owned by such acquiring person or members of such group), to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at the time of twice the Right's exercise price.

In addition, if a person or group (with certain exceptions) acquires 15% or more of the Company's outstanding Common Stock, each Right under the new rights plan will entitle its holder (other than the Rights owned by such acquiring person or members of such group which are void) to purchase, at the Right's then current exercise price, a number of shares of LSB's Common Stock having a market value of twice the Right's exercise price.

Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's outstanding Common Stock (with certain exceptions), and prior to an acquisition of 50% or more of LSB’s Common Stock by such person or group, under the new rights plan the Board of Directors may, at its option, exchange the Rights (other than Rights owned by such acquiring person or members of such group) in whole or in part, for shares of the Company's Common Stock at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of the new series of participating preferred stock) per Right.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of LSB's Common Stock (with certain exceptions), under the new rights plan the Rights are redeemable for one cent per Right at the option of the Board of Directors.

The Rights distribution is not taxable to stockholders.

Further, the Company has appointed UMB Bank, n.a., as the new rights agent under the existing rights plan expiring on January 5, 2009, and has amended the existing rights plan by changing the exercise price of each right under the existing rights plan from $20.00 to $47.75 in accordance with recommendations of its financial advisor.

LSB is a manufacturing, marketing and engineering company. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities. LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.

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